CONSULTING AGREEMENT

This Consulting agreement (“Agreement”) is entered into as of the date written below between AMARILLO BIOSCIENCES, INC., a Texas Corporation (“ABI”) and COMMONWEALTH ASSOCIATES (“Consultant”).

WHEREAS, ABI wishes to engage the services of consultant and Consultant wishes to provide services to ABI all on the terms and conditions hereinafter set forth;

THEREFORE, in consideration of these presents and for other good and valuable consideration the receipt and sufficiency of which are evidenced by the execution hereof, the parties hereby agree as follows:

1.  This agreement shall be in force from the date shown above, for a period of 12 months. Consultant shall be compensated by the grant of a stock option to purchase 1,000,000 shares of common stock. This option shall have a duration of 12 months and can be exercised at the strike price of 20 cents per share, and shall be evidenced by an Option Agreement of even date herewith. This option shall have piggy back rights. Option was granted as an alternative to the normal fee of $20,000/month. (JMC)

2.  Consultant shall render consulting services as and when requested by ABI, subject to Consultant’s availability, in the area of general financial consulting and capital formation.

3.  Consultant acknowledges that as a consultant it is entitled to reimbursement for pre-approved travel expenses incurred while conducting business for ABI.

AMARILLO BIOSCIENCES, INC.

By:	/s/ Joseph M. Cummins	/s/ Robert O’Sullivan
	Joseph M. Cummins	Robert O’Sullivan
	President and CEO	CEO and President
Commonwealth Associates

	20 July 07	July 18, 2007
	Date	Date